Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 18, 2020 (November 30, 2020 as to the effects of the reverse stock split described in Note 1), appearing in the Prospectus dated December 9, 2020 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-250082 on Form S-1, as amended.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
December 9, 2020